Exhibit 99

Investor News	NYSE:PEG

For further information, contact:
† Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
† Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
† Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596
April 15, 2008

IZZO TELLS SHAREHOLDERS THAT PSEG
IS WELL POSITIONED FOR EARNINGS GROWTH AND EXPANSION

Says climate change represents an opportunity to grow the business through investments in energy efficiency, renewables and clean central station power

Ralph Izzo, PSEG president, chairman and CEO today told shareholders gathered for the company’s annual meeting that PSEG is “well positioned for earnings growth and expansion.” He said the company expects the combination of earnings growth and dividends to produce annual shareholder returns in the range of 10 to 13 percent through 2011.

Izzo noted that the company completed 2007 with operating earnings well above what the company had forecasted a year earlier and had improved its business profile for growth with manageable risk. He said the company was well positioned with two main earnings drivers: PSEG Power, its large domestic electric supply business and PSE&G, its New Jersey electric and gas utility.

Izzo also outlined opportunities for growth in the areas of climate change, critical infrastructure upgrades and the need for new energy supply.

Climate change

“Leadership on the issue of climate change is important for our business as well as our society. While it is a challenge, it also represents opportunity to grow with investments in energy efficiency, renewable energy and clean central station power,” Izzo told shareholders.

He said he was encouraged by the passage of legislation in New Jersey that recognizes the role that utilities can play in promoting a sustainable energy future. He highlighted the approval the company received last week from state regulators to help expedite investment in solar energy and noted that PSEG recently put forward proposals to develop offshore wind energy and expand utility investments in energy efficiency.

Izzo also talked about the importance of ensuring “universal access to energy efficiency and renewable energy,” so that every neighborhood can enjoy the benefits.

Infrastructure upgrades

Aging energy infrastructure must be upgraded to ensure reliable electric delivery in the area PSE&G serves. PSE&G is supporting the construction of several new 500-kv transmission lines and expects to invest $1.6 billion in transmission lines over the next 5 to 8 years to improve the long-term reliability of the electric system.

Need for new energy supply.

PSEG’s near-term growth plans involve proposing 300 to 400 megawatts of new peaking capacity in New Jersey, in addition to other peaking units in Connecticut.

The company is also looking at the viability of building a new nuclear plant at the site of its Hope Creek and Salem units. This is a more long-term proposition, Izzo noted, given the years of permit and regulatory preparation that would be needed before a decision is made to proceed with a formal application. Nuclear energy is free of carbon emissions.

Izzo called 2007 a defining year for PSEG, crediting the company’s focus on operational excellence, financial strength and disciplined investment.

“We are a company that cares deeply about community and the environment, one that is increasingly looked to for leadership on issues like climate change and workforce development. We rely on the continued dedication of our employees, and believe that our platform provides clear visibility for earnings growth and opportunities for expansion.”

“PSEG is ready, able and eager to make the investments and create the jobs associated with a safe, reliable, clean and sustainable energy future,” he said.

The shareholders meeting was held at the New Jersey Performing Arts Center in Newark, NJ. Complete text of remarks can be found in the media relations section of www.pseg.com

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, but are not limited to:

  Adverse Changes in energy industry, policies and regulation, including market rules that may adversely affect our operating results.

  Any inability of our energy transmission and distribution businesses to obtain adequate and timely rate relief and/or regulatory approvals from federal and/or state regulators.

  Changes in federal and/or state environmental regulations that could increase our costs or limit operations of our generating units.

  Changes in nuclear regulation and/or developments in the nuclear power industry generally, that could limit operations of our nuclear generating units.

  Actions or activities at one of our nuclear units that might adversely affect our ability to continue to operate that unit or other units at the same site.

  Any inability to balance our energy obligations, available supply and trading risks.

  Any deterioration in our credit quality.

  Any inability to realize anticipated tax benefits or retain tax credits.

  Increases in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.

  Delays or cost escalations in our construction and development activities.

  Adverse capital market performance of our decommissioning and defined benefit plan trust funds.

  Changes in technology and/or increased customer conservation.

For further information, please refer to our Annual Report on Form 10-K, including item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.